Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ARAMARK SUB INC.

WITH AND INTO

ARAMARK HOLDINGS CORPORATION

(Pursuant to Section 253 of the

General Corporation Law of Delaware)

ARAMARK Holdings Corporation (the “Corporation”), a corporation incorporated on the 12th day of May, 2006 pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify on May 9, 2014 the following facts relating to the merger (the “Merger”) of Aramark Sub Inc. (“Merger Sub”), a corporation incorporated on the 7th day of May, 2014 pursuant to the provisions of the DGCL, with and into the Corporation, with the Corporation remaining as the surviving corporation:

FIRST: The Corporation and the Subsidiary are each incorporated pursuant to the DGCL.

SECOND: The Corporation owns of record all of the outstanding shares of capital stock of Merger Sub, which capital stock consists only of common stock, par value $0.01 per share.

THIRD: The Board of Directors of the Corporation (the “Board”), by the following resolutions adopted at a meeting held on the 6th day of May, 2014, determined to merge Merger Sub with and into the Corporation pursuant to Section 253 of the DGCL:

RESOLVED, that, the Corporation is authorized to create a new direct, wholly owned subsidiary named Aramark Sub Inc. (“Merger Sub”), a Delaware corporation, and pursuant to Section 253 of the Delaware General Corporation Law, to cause Merger Sub to be merged with and into the Corporation (the “Merger”), and that all of the property, rights, privileges, immunities, powers and franchises of Merger Sub shall vest in the Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Corporation; and be it further

RESOLVED, that the Merger shall become effective at the time of the filing by the Corporation of a Certificate of Ownership and Merger relating to the Merger (the “Certificate”) as necessary and appropriate in the office of the Secretary of State of Delaware; and be it further

RESOLVED, that, upon the effectiveness of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, each then outstanding share of common stock of the Corporation shall remain unchanged and continue to remain outstanding as one share of common stock of the Corporation, held by the person who was the holder of each such share of common stock of the Corporation immediately prior to the Merger; and be it further

RESOLVED, that, upon the effectiveness of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, each then outstanding share of common stock of Merger Sub shall be cancelled and no consideration shall be issued in respect thereof; and further

RESOLVED, that, pursuant to Section 253(b) of the Delaware General Corporation Law, upon the effectiveness of the Merger, the name of the Corporation shall be designated as “Aramark” (the “Name Change”), and such Name Change shall be set forth in the Certificate and deemed an amendment to Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation; and be it further

RESOLVED, that, in connection with the Name Change, upon the effectiveness of the Merger, the bylaws of the Corporation shall be amended to change all references to the name of the Corporation from “ARAMARK Holdings Corporation” to “Aramark”; and be it further

RESOLVED, that the chairman, the chief executive officer, any vice president, the chief financial officer, the treasurer or the assistant treasurer, the secretary or any assistant secretary of the Corporation or any officer of the Corporation acting at their direction (each, a “Responsible Officer” and, together, the “Responsible Officers”), acting together or individually, is hereby authorized, empowered and directed to (i) make, sign and acknowledge the Certificate and to cause such Certificate to be filed as necessary and appropriate in the office of the Secretary of State of Delaware and, if deemed necessary or desirable, to cause a copy of the Certificate recorded in the office of the Recorder, New Castle County, Delaware, in such form as may be approved by the officer or officers executing the same, such approval to be conclusively evidenced by his, her or their execution and filing thereof, (ii) make, sign and acknowledge on behalf of the Corporation a unanimous written consent of the sole shareholder of Merger Sub, approving the Merger on behalf of Merger Sub, in such form as may be approved by the officer or officers executing the same, such approval to be conclusively evidenced by his, her or their execution thereof and (iii) to do such actions and things that may be necessary or desirable to implement the foregoing resolutions in compliance with the laws of the State of Delaware or of any state in which the Corporation is qualified to do business as a foreign corporation;

FOURTH: Pursuant to Section 253(b) of the DGCL, the name of the Corporation, as the surviving corporation in the merger, shall be changed to “Aramark”.

FIFTH: Pursuant to Section 102(a)(1)(i) of DGCL, the total assets, as defined in subsection (i) of Section 503 of the DGCL, of the surviving corporation are not less than $10,000,000.

SIXTH: Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation shall be deemed amended to reflect the change in name of the Corporation.

SEVENTH: The Merger shall become effective on the date first written above.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer on the date first written above.

ARAMARK HOLDINGS CORPORATION

By:	/s/ Karen A. Wallace
Name:	Karen A. Wallace
Title:	Vice President and Treasurer